   As filed with the Securities and Exchange Commission on October 30, 1998


                                                 Registration No. 333-41845

                      SECURITIES AND EXCHANGE COMMISSION

                              AMENDMENT NO. 1 TO
                                   FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           THE ARISTOTLE CORPORATION
             ----------------------------------------------------
            (Exact name of registrant as specified in its charter)

                                   Delaware
                       --------------------------------
        (State or other jurisdiction of incorporation or organization)

                                  06-1165854
                           ------------------------
                               (I.R.S. Employer
                              Identification No.)

                  27 Elm Street, New Haven, Connecticut 06511
                                (203) 867-4090
                -----------------------------------------------
                         (Address, including zip code,
                  and telephone number, including area code,
                 of registrant's principal executive offices)

                               John J. Crawford
                      President and Chairman of the Board
                           The Aristotle Corporation

                                 27 Elm Street
                              New Haven, CT 06511
                                (203) 867-4090
                    ---------------------------------------
                    (Name, address, including zip code, and
                    telephone number, including area code,
                             of agent for service)

                                   Copy to:
                       Stanford N. Goldman, Jr., Esquire
              Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
                             One Financial Center
                               Boston, MA 02111
                                (617) 542-6000

                         _____________________________


  Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                         _____________________________

                        CALCULATION OF REGISTRATION FEE

                                         Proposed    Proposed
                                         maximum     maximum
Title of each class                      offering    aggregate        Amount of
of securities to be     Amount to be     price per   offering       registration
registered               registered (1)  share (2)   price (2)          fee
------------------------------------------------------------------------------

Common Stock, par            519,131        $5.88    $3,052,490.28     $848.59
value $.01 per share

------------------------------------------------------------------------------

(1) Aristotle previously registered 258,681 shares of Common Stock and paid a registration fee of $369.65 in connection with the initial filing of this Registration Statement on December 10, 1997. Accordingly, a total of 777,812 shares of Common Stock are being registered hereunder.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, based upon the average of the high and low sale prices of the Common Stock as reported on the Nasdaq SmallCap Stock Market on October 27, 1998.

                         _____________________________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                  PROSPECTUS

                           THE ARISTOTLE CORPORATION

                        777,812 Shares of Common Stock
                          (Par Value $.01 Per Share)

                            -----------------------


     The Aristotle Corporation ("Aristotle") is a holding company which, through its wholly-owned subsidiary, Aristotle Sub, Inc. ("ASI"), owned approximately 97% of The Strouse, Adler Company ("Strouse"). Aristotle formed ASI in 1993 to acquire Strouse (the "Strouse Acquisition"). On January 2, 1998, ASI was merged into Aristotle (the "ASI Merger") and, accordingly, Strouse became a wholly-owned subsidiary of Aristotle. On June 30, 1998, Aristotle consummated the sale of substantially all of the assets and certain of the liabilities of Strouse to Sara Lee Corporation (the "Strouse Sale"). On July 2, 1998, Strouse changed its name to "S-A Subsidiary, Inc." Strouse formerly designed, manufactured and marketed women's intimate apparel. Aristotle is currently seeking to acquire one or more operating companies.

     In connection with ASI's acquisition of Strouse, ASI issued ASI common stock and ASI preferred stock to the stockholders of Strouse (the "Former Strouse Stockholders"). As a result of the ASI Merger, (i) all shares of ASI common stock owned by the Former Strouse Stockholders were exchanged for Aristotle Common Stock; (ii) all options to purchase ASI common stock held by the Former Strouse Stockholders were exchanged for options to purchase Aristotle Common Stock; and (iii) all shares of ASI preferred stock owned by the Former Strouse Stockholders were converted into Series F, G and H Convertible Preferred Stock of Aristotle (the "Series F, G and H Preferred Stock").

     Also, on January 2, 1998, Aristotle and Geneve Corporation ("Geneve") consummated a transaction which provided for the purchase by Geneve of 489,131 shares of Aristotle's Series E Convertible Preferred Stock (the "Series E Preferred Stock"). Contemporaneously with the purchase of the Series E Preferred Stock, Geneve also purchased 30,000 shares of Aristotle Common Stock.

     The 777,812 shares of Common Stock of Aristotle offered hereby may be offered and sold by the selling stockholders identified herein (the "Selling Stockholders"). Such offers and sales may be made on one or more exchanges, in the over-the-counter market, or otherwise, at prices and on terms then prevailing, or at prices related to the then-current market price, or in negotiated transactions, or by underwriters pursuant to an underwriting agreement in customary form, or in a combination of any such methods of sale. The Selling Stockholders may also sell such shares in accordance with Rule 144 under the Securities Act of 1933, as amended (the "1933 Act"). Certain of the shares offered hereby (a) are currently owned by certain of the Selling Stockholders; (b) may be acquired by Geneve upon the conversion of the Series E Preferred Stock; (c) may be acquired by the Former Strouse Stockholders upon exercise of options; or (d) may be acquired by the Former Strouse Stockholders upon conversion of Aristotle Series F, G and H Preferred Stock. The remainder of the shares offered hereby were issued from time to time to the Selling Stockholders who are Directors or former Directors of Aristotle (the "Director Selling Stockholders") in consideration for their services as members of Aristotle's Board of Directors and, in the case of John J. Crawford, additionally for services rendered as President and Chief Executive Officer of Aristotle in lieu of salary.

     The Selling Stockholders are identified and certain information with respect to them is provided under the caption "Selling Stockholders". The expenses of the registration of the securities offered hereby, including fees of counsel for Aristotle, will be paid by Aristotle. The following expenses will be borne by the Selling Stockholders: underwriting discounts, fees and commissions, if any, and the fees and expenses of legal counsel, if any, for the Selling Stockholders. The filing by Aristotle of this Prospectus in accordance with the requirements of Form S-3 is not an admission that any person whose shares are included herein is an "affiliate" of Aristotle.

     The Selling Stockholders have advised Aristotle that they have not engaged any person as an underwriter or selling agent for any of such shares, but they may in the future elect to do so, and they will be responsible for paying such a person or persons customary compensation for so acting. The Selling Stockholders and any broker executing selling orders on behalf of any Selling Stockholders may be deemed to be "underwriters" within the meaning of the 1933 Act, in which event commissions received by any such broker may be deemed to be underwriting commissions under the 1933 Act. Aristotle will not receive any of the proceeds from the sale of the securities offered hereby. Aristotle's Common Stock is listed on the Nasdaq SmallCap Stock Market ("Nasdaq") under the symbol ARTL. On October 27, 1998, the closing sale price of the Common Stock, as reported on Nasdaq, was $6.25 per share.
                            -----------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
               SEE "RISK FACTORS" ON PAGE 3 OF THIS PROSPECTUS.

                            -----------------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
            BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
           SECURITIES COMMISSION NOR HAS THE COMMISSION PASSED UPON
               THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            -----------------------


  No person is authorized in connection with any offering made hereby to give any information or to make any representations other than as contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by Aristotle. This Prospectus is not an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sales made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                            -----------------------


               The date of this Prospectus is October 30, 1998.

                             AVAILABLE INFORMATION

  Aristotle is subject to certain informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024 of the Commission's office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549, and at its regional offices located at 7 World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such reports, proxy statements and other information can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov. Additional updating information with respect to the securities covered herein may be provided in the future to purchasers by means of appendices to this Prospectus.

  Aristotle has filed with the Commission in Washington, DC a registration statement (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the 1933 Act with respect to the securities offered or to be offered hereby. This Prospectus does not contain all of the information included in the Registration Statement, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information about the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto.

  Aristotle will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any document incorporated herein by reference, excluding exhibits. Requests should be made to The Aristotle Corporation, 27 Elm Street, New Haven, CT 06511, telephone (203) 867-4090 and directed to the attention of Mr. Paul McDonald, Chief Financial Officer and Secretary.

                                 TABLE OF CONTENTS

                                                            PAGE

RISK FACTORS............................................     3
SELLING STOCKHOLDERS....................................     6
PLAN OF DISTRIBUTION....................................     7
LEGALITY OF COMMON STOCK................................     8
EXPERTS.................................................     8
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.......     8

                                 RISK FACTORS

  An investment in the shares being offered by this Prospectus involves a high degree of risk. In addition to the other information contained in this Prospectus or incorporated herein by reference, prospective investors should carefully consider the following risk factors before purchasing the shares offered hereby. This Prospectus contains and incorporates by reference forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to the discussion set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1998 (the "Form 10-K") and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 (collectively, the "MD&A Sections"), and under "Business" in the Form 10-K, incorporated in this Prospectus by reference. Such statements are based on current expectations that involve a number of uncertainties including those set forth in the risk factors below. Actual results could differ materially from those projected in the forward-looking statements.

     ACQUISITION AND MANAGEMENT OF OPERATING COMPANIES. Aristotle is currently a holding company with no operating business. Aristotle's business strategy is to utilize the net proceeds from the Strouse Sale and its net operating tax loss carryforward to fund the acquisition of one or more operating companies with a history of stable or growing earnings. However, there can be no assurance that Aristotle has the ability to obtain financing and additional capital to fund such business strategy on acceptable terms, if at all, or that Aristotle can, on a timely basis, find, prudently negotiate and consummate one or more acquisitions. Similarly, if Aristotle were to acquire operating businesses, there can be no assurance that Aristotle can successfully manage any such acquired companies.

     Also, there can be no assurance that Aristotle can obtain financing and additional capital to fund its business strategy in a manner that will not have a material adverse effect on Aristotle's ability to use its accrued net operating losses. See "RISK FACTORS - - Loss of Net Operating Loss Tax Carryforward."

     LOSS OF NET OPERATING LOSS TAX CARRYFORWARD. In September, 1996, Aristotle filed an amended Federal income tax return for the year ending December 31, 1992 claiming a worthless stock deduction of approximately $54,000,000 with respect to its stock in the First Constitution Bank (the "Bank") which previously was Aristotle's only direct subsidiary and which, on October 2, 1992, was seized by the FDIC. As a result of such amended returns, Aristotle has also claimed tax refunds of approximately $10,000,000 resulting from the carryback of Aristotle's net operating loss from 1992 to prior years. Aristotle has also filed a carryback claim related to its 1996 tax year.

     Aristotle's 1992 and 1996 amended returns and carryback claims are in the process of being reviewed by the Internal Revenue Service and there can be no assurance that they will be allowed. In addition, there is no assurance that Aristotle will be entitled to any net operating loss carryforward arising from, or with respect to its interest in, the former Bank. Even if Aristotle is entitled to any net operating loss carryforward arising from, or with respect to its interest in, the former Bank, its ability to utilize such carryforward is dependent upon many factors including (i) the realization of taxable income by Aristotle and (ii) avoiding a fifty percent "ownership change" as defined in
Section 382 of the Internal Revenue Code. If there is an "ownership change", the tax loss carryforwards available to Aristotle would be significantly reduced or eliminated.

     During the period which Aristotle has an unutilized federal net operating loss carryforward, which may be for many years into the future, it will be necessary for Aristotle to determine whether an ownership change has occurred each time a new or existing stockholder becomes a 5% stockholder or an existing 5% stockholder increases its ownership interest.

     POSSIBLE ADDITIONAL FINANCING REQUIREMENTS AND ACCESS TO CAPITAL FUNDING. In connection with ASI's acquisition of Strouse in 1994, ASI issued ASI common stock and ASI preferred stock to the stockholders of Strouse (the "Former Strouse Stockholders"). The ASI preferred stock included the right to require ASI to repurchase shares of ASI preferred stock if the holders did not convert the ASI preferred stock (the "Put Right"). In connection with the ASI Merger, all of the remaining 80,499 shares of ASI preferred stock outstanding were converted into shares of Series F, G and H preferred stock of Aristotle (the "Series F, G and H Preferred Stock"). Pursuant to the Series F, G and H redemption features, 40,249 shares of Series F, G and H Preferred Stock were to be redeemable on January 1, 1999, at $10.00 per share and the remaining 40,250 shares of Series F, G and H Preferred Stock were to be redeemable on January 1, 2000, at $10.00 per share. However, as a result of the Strouse Sale, the Former Strouse Stockholders may require Aristotle to immediately repurchase the Series F, G and H Preferred Stock. Accordingly, Aristotle has deposited cash in a segregated account in an amount sufficient to pay the entire repurchase price, plus any accrued but unpaid dividends, of the Series F, G and H Preferred Stock.

     On October 22, 1997, Aristotle and Geneve Corporation ("Geneve") entered into a Preferred Stock Purchase Agreement (the "Preferred Stock Purchase Agreement"). Pursuant to the Preferred Stock Purchase Agreement, Geneve purchased 489,131 shares of Aristotle's Series E Convertible Preferred Stock (the "Series E Preferred Stock"), for an aggregate purchase price of approximately $2,250,000, or a per share price of $4.60, representing approximately 30% of the issued and outstanding capital stock of Aristotle. The proceeds of the Geneve financing have been used, in part, to fund the operations of Aristotle. Aristotle has granted to Geneve the right to require Aristotle to repurchase shares of the Series E Preferred Stock at anytime after the earlier of December 31, 2001 or upon the occurrence of certain acceleration events (the "Geneve Put Right"). The Preferred Stock Purchase Agreement also provides for the redemption of the Series E Preferred Stock at the option of Aristotle after December 31, 2001 as well as the mandatory redemption of the Series E Preferred Stock on December 31, 2007 (the "Geneve Redemption Right"). The repurchase price under the Geneve Put Right and the Geneve Redemption Right is $4.60 per share, subject to adjustment for certain recapitalization events, plus any accrued but unpaid dividends. See "RISK FACTORS - - Influence by Existing Stockholders."

     As a result of the Strouse Sale, Aristotle has the funds required to meet its commitments to Geneve. However, Aristotle's business strategy is to utilize the net proceeds from the Strouse Sale to fund the acquisition of one or more operating companies. In the event that Aristotle decides to use the proceeds of the Strouse Sale to acquire operating companies, Aristotle may be required to raise new equity capital or obtain additional financing, or both, in order to meet its commitments to Geneve. Also, Aristotle may be required to raise new equity capital or obtain additional financing, or both in order to implement its business strategy of acquiring one or more operating companies. There can be no assurance that Aristotle could be able to raise new equity capital or obtain additional financing, or that Aristotle could raise new equity capital or obtain additional financing in a manner that will not have a material adverse effect on Aristotle's ability to use its accrued net operating losses. See "RISK
FACTORS - - Loss of Net Operating Loss Tax Carryforward." In the event that adequate funds are not available, Aristotle's financial condition would be materially, adversely affected.
                                       3

INFLUENCE BY EXISTING STOCKHOLDERS. Geneve and certain of its affiliates beneficially own all of the issued and outstanding shares of the Series E Preferred Stock, representing approximately 30% of the issued and outstanding capital stock of Aristotle. The Series E Preferred Stock has one vote per share, with respect to matters other than the election of directors and auditors, and is convertible into Common Stock at a conversion price of $4.60, subject to adjustment for certain dilutive issuances of Aristotle's capital stock. In addition, pursuant to the terms of the Preferred Stock Purchase Agreement, Geneve has the right to designate two nominees for election to the

Board of Directors of Aristotle for so long as Geneve or its affiliates hold all of the issued and outstanding shares of the Series E Preferred Stock or not less than 30% of the issued and outstanding voting securities of Aristotle. Accordingly, Geneve and its affiliates collectively have the ability to determine the outcome of certain corporate actions requiring stockholder approval, including the merger of Aristotle with or into another company, a sale of substantially all of Aristotle's assets and amendments to Aristotle's Certificate of Incorporation.

     Pursuant to the Preferred Stock Purchase Agreement, Geneve is prohibited from acquiring any voting securities which, when taken together with any other voting securities then owned by Geneve or any affiliates, would exceed an amount equal to 30% of the Company's then outstanding voting securities, unless the Board of Directors consents to any such acquisition. The Board may withhold consent if the Board determines that an acquisition of voting securities by Geneve may have a material adverse effect on Aristotle's ability to use its accrued net operating losses. See "RISK FACTORS -- Loss of Net Operating Loss Tax Carryforward." The Preferred Stock Purchase Agreement also provides that in no event may Geneve or its affiliates, without Board consent, acquire voting securities which, when taken together with any voting securities then owned by Geneve and its affiliates would exceed 40% of Aristotle's then outstanding voting securities.

     In October, 1998, the Board of Directors consented to the purchase by Geneve of 62,000 additional shares of Common Stock. Accordingly, Geneve has purchased some additional shares of Aristotle's Common Stock in open-market transactions such that as of October, 1998 Geneve and its affiliates owned approximately 32% of the outstanding voting securities of Aristotle.

     REGISTRATION UNDER THE INVESTMENT COMPANY ACT OF 1940. After the Strouse Sale, Aristotle invested the net proceeds of the sale primarily in short-term investments while it actively continues to pursue the acquisition of one or more operating companies. Although Aristotle is actively seeking acquisition candidates, Aristotle currently has no specific plans for the acquisition of any company. In the event that Aristotle is unable to acquire an operating company within the next year, Aristotle will most likely be required to continue to invest a substantial portion of its assets in U.S. government securities or short-term investments in order to avoid becoming subject to the requirements of the Investment Company Act of 1940, as amended (the "Investment Company Act"). In the alternative, if Aristotle is unable to acquire an operating company, the Securities and Exchange Commission may determine that Aristotle is an investment company under the Investment Company Act, which would require Aristotle to register and become subject to the regulations under the Investment Company
Act.

     ABSENCE OF DIVIDENDS. Aristotle has not, in recent years, paid dividends with respect to its Common Stock, and it is unlikely that Aristotle will pay any dividends with respect to its Common Stock in the foreseeable future.

     ANTI-TAKEOVER PROVISIONS. Certain provisions of the Aristotle's charter documents, such as the authorization of "blank check" preferred stock, restrictions on certain transfers of Common Stock and election of a classified board of directors to staggered three year terms, could have the effect of discouraging certain attempts to acquire Aristotle or remove directors even if some of Aristotle's stockholders deem such an attempt to be in the Aristotles's and their best interest. Management and the affiliates of the Aristotle's may be deemed to have effective control of Aristotle which may give management and such affiliates the ability to influence the election of directors and other stockholder actions.

     YEAR 2000. In 1997, Aristotle began, for all of its computer systems, a Year 2000 conversion project to address all necessary code changes, testing and implementation. The Year 2000 conversion project has been completed. However, there can be no assurance that the systems of other companies on which Aristotle's systems rely will be timely converted or that any such failure to convert by another company would not have an adverse effect on Aristotle's systems.

     Also, as noted above, Aristotle's business strategy is to utilize the net proceeds from the Strouse Sale and its net operating tax loss carryforward to fund the acquisition of one or more operating companies with a history of stable or growing earnings. However, there can be no assurance that any company that Aristotle may acquire will have implemented a Year 2000 conversion project to address all necessary code changes or that any program which has been implemented will be successful. Any such failure to implement a successful conversion project may have a material, adverse effect on Aristotle.

                                 SELLING STOCKHOLDERS

     The shares offered hereby are offered by (a) the Former Strouse Stockholders; (b) Geneve; and (c) the Director Selling Stockholders.

     The shares offered hereby by the Former Strouse Stockholders consist of (i) 33,424 shares of Common Stock currently owned by the Former Strouse Shareholders; (ii) 35,208 shares of Aristotle Common Stock issuable upon exercise of options; and (iii) 134,163 shares of Aristotle Common Stock issuable upon the conversion of 80,499 shares of Series F, G and H Preferred Stock of Aristotle. Aristotle has registered the shares offered hereby by the Former Strouse Stockholders pursuant to terms of a Registration Rights Agreement dated as of April 11, 1994, as amended.

  The shares offered hereby by Geneve consist of (i) 30,000 shares of Common Stock currently owned by Geneve; and (ii) 489,131 shares of Aristotle Common Stock issuable upon the conversion of 489,131 shares of Series E Preferred Stock of Aristotle. Aristotle has registered the shares offered hereby by Geneve pursuant to terms of a registration rights agreement entered into on October 22, 1997 in connection with the Preferred Stock Purchase Agreement between Aristotle and Geneve.

  The shares offered hereby by the Director Selling Stockholders consist of 55,886 shares of Common Stock which were issued to the Director Selling Stockholders in consideration for their services as members of Aristotle's Board of Directors and, in the case of John J. Crawford, additionally in lieu of salary as President and Chief Executive Officer of Aristotle.

  There can be no assurance that the Selling Stockholders will sell any or all of the shares of Common Stock offered hereunder. The following table sets forth information with respect to the beneficial ownership of Aristotle's Common Stock and Preferred Stock as of September 1, 1998 and as adjusted to reflect the sale of the Common Stock offered hereby by each Selling Stockholder.

                                                    NUMBER OF SHARES OF
                                                       CAPITAL STOCK                   NUMBER OF
                                                 BENEFICIALLY OWNED PRIOR               SHARES             SHARES OWNED
SELLING STOCKHOLDERS                                  TO THE OFFERING                   BEING             AFTER OFFERING
--------------------                                  ---------------                                     --------------
FORMER STROUSE STOCKHOLDERS                      COMMON/(1)/      PREFERRED/(2)/      OFFERED/(3)/      NUMBER      PERCENT
                                                 -----------      --------------      ------------      ------      -------
Howell Resource Partners                            24,446           83,333           107,779/(4)/           0         *
Alfred A. Kniberg/(5)/                              28,832           22,695            41,527/(6)/      10,000         *
Richard Sheldon                                      4,590                0             4,590/(7)/           0         *
Paul McDonald/(8)/                                   6,587            9,503            16,090/(9)/           0         *
J.M. Scott Inc., Custodian                             810                0               810/(10)/          0         *
f/b/o Paul McDonald
Graeme M. Caulfield/(11)/                            7,312            7,693            15,005/(12)/          0         *
C. David Goldman                                     1,147            4,033             5,180/(13)/          0         *
Louis Musante                                        1,147            4,033             5,180/(14)/          0         *
Joyce Baran/(15)/                                   13,302            2,873             6,175/(16)/     10,000         *
John Peterson                                          459                0               459/(17)/          0         *

GENEVE CORPORATION
Chaparral International Re./(18)/                   79,000          489,131           519,131/(19)/     49,000      2.67%

DIRECTOR SELLING STOCKHOLDERS
John J. Crawford/(20)/                              71,327/(21)/          0            17,432           53,895      2.94%
Barry R. Banducci/(22)/                             10,344/(23)/          0             5,228            5,116         *
Mary Jane Burt/(24)/                                 7,059/(25)/          0             3,543            3,516         *
Robert L. Fiscus/(26)/                              11,644/(27)/          0             5,228            6,416         *
Betsy Henley-Cohn/(28)/                             26,684/(29)/          0             5,228           21,456      1.17%
Marcus R. McCraven/(30)/                             5,797/(31)/          0             3,543            2,254         *
Daniel J. Miglio/(32)/                              11,444/(33)/          0             5,228            6,216         *
Sharon M. Oster/(34)/                               12,264/(35)/          0             5,228            7,036         *
John C. Warfel/(36)/                                 8,737/(37)/          0             5,228            3,509         *

_______________________

*    Indicates ownership of less than 1% of the Common Stock

(1) The persons named in this table have sole voting and investment control with respect to all shares of Common Stock shown as beneficially owned by them, subject to the information contained in the footnotes to this table. Includes as part of the total number of shares (a) shares of Common Stock currently owned and (b) those stock options which are exerciseable by the individual whose share ownership is being calculated, in accordance with applicable securities regulations.

(2) The number of shares listed is the number of shares of Common Stock into which the Preferred Stock may be converted based on the applicable conversion price. The conversion price for the Series F, G and H Preferred Stock is 1.667, and the conversion price for the Series E Preferred Stock is 1.00.

(3) Assumes (a) the exercise of all stock options which are exerciseable by the individual whose share ownership is being calculated, in accordance with applicable securities regulations and (b) the conversion of all shares of the Series E Preferred Stock and the Series F, G and H Preferred Stock into Common Stock.

(4) Includes (i) 12,639 shares of Common Stock; (ii) 11,807 shares of Common Stock issuable upon exercise of stock options which are exerciseable; (iii) 23,608 shares of Series F Preferred Stock which convert into 39,347 shares of Common Stock; (iv) 3,196 shares of Series G Preferred Stock which convert into 5,326 shares of Common Stock; and (v) 23,196 shares of Series H Preferred Stock which convert into 38,660 shares of Common Stock.

(5) Mr. Kniberg has been a Director of Aristotle since 1994. Mr. Kniberg has been a Director of Strouse since 1989 and has served as the President and Chief Operating Officer of Strouse since 1989.

(6) Includes (i) 9,318 shares of Common Stock; (ii) 9,514 shares of Common Stock issuable upon exercise of stock options which are exerciseable; and
     (iii) 13,617 shares of Series H Preferred Stock which convert into 22,695 shares of Common Stock.

(7) Includes (i) 2,626 shares of Common Stock and (ii) 1,964 shares of Common Stock issuable upon exercise of stock options which are exerciseable.

(8) Mr. McDonald has been the Chief Financial Officer and Secretary of Aristotle since 1994. Mr. McDonald has also served as Chief Financial Officer and a Director of Strouse since 1989, and the Secretary of Strouse since 1995.

(9) Includes (i) 2,806 shares of Common Stock; (ii) 3,781 shares of Common Stock issuable upon exercise of stock options which are exerciseable; (iii) 602 shares of Series G Preferred Stock which convert into 1,003 shares of Common Stock; and (iv) 5,100 shares of Series H Preferred Stock which convert into 8,500 shares of Common Stock.

(10) Includes (i) 452 shares of Common Stock and (ii) 358 shares of Common Stock issuable upon exercise of stock options which are exerciseable.

(11) Mr. Caufield is the former Vice President of Manufacturing Operations for Strouse. Mr. Caufield resigned effective October 11, 1996.

(12) Includes (i) 3,209 shares of Common Stock; (ii) 4,103 shares of Common Stock issuable upon exercise of stock options which are exerciseable; and
     (iii) 4,616 shares of Series H Preferred Stock which converts into 7,693 shares of Common Stock.

(13) Includes (i) 656 shares of Common Stock; (ii) 491 shares of Common Stock issuable upon exercise of stock options which are exerciseable; (iii) 10 shares of Series F Preferred Stock which convert into 17 shares of Common Stock; (iv)1,205 shares of Series G Preferred Stock which convert into 2,008 shares of Common Stock; and (v) 1,205 shares of Series H Preferred Stock which convert into 2,008 shares of Common Stock.

(14) Includes (i) 656 shares of Common Stock; (ii) 491 shares of Common Stock issuable upon exercise of stock options which are exerciseable; (iii) 10 shares of Series F Preferred Stock which convert into 17 shares of Common Stock; (iv) 1,205 shares of Series G Preferred Stock which convert into 2,008 shares of Common Stock; and (v) 1,205 shares of Series H Preferred Stock which convert into 2,008 shares of Common Stock.

(15) Ms. Baran has been a Director of Strouse since 1994. Ms. Baran has also served as the Vice President of Merchandising and Design of Strouse since 1990.

(16) Includes (i) 799 shares of Common Stock; (ii) 2,503 shares of Common Stock issuable upon exercise of stock options which are exerciseable; (iii) 255 shares of Series G Preferred Stock which convert into 425 shares of Common Stock; and (iv) 1,469 shares of Series H Preferred Stock which convert into 2,448 shares of Common Stock.

(17) Includes (i) 263 shares of Common Stock and (ii) 196 shares of Common Stock issuable upon exercise of stock options which are exerciseable.

(18) Chaparral International Re. is a subsidiary of Geneve Corporation. Steven
     B. Lapin, a Director of Aristotle since January 2, 1998, is the President and Chief Operating Officer of Geneve Corporation and Edward Netter, a Director of Aristotle since January 2, 1998, is the Chairman and Chief Executive Officer of Geneve Corporation.

(19) Includes (i) 30,000 shares of Common Stock and (ii) 489,131 shares of Series E Preferred Stock which convert into 489,131 shares of Common Stock.

(20) Mr. Crawford has been President and Chief Executive Officer of Aristotle since 1990 and chairman of the Board since 1993. Mr. Crawford has also been Director of Strouse since 1994.

(21) Includes (i) 34,197 shares which Mr. Crawford owns directly; (ii) 4,580 shares held in his wife's name; (iii) 50 shares held in the name of his daughter; and (iv) 32,500 shares issuable upon exercise of stock options, which are exerciseable.

(22) Mr. Banducci has been a Director of Aristotle since 1993 and Director of Strouse since 1994.

(23) Includes 3,458 shares issuable upon exercise of stock options, which are exerciseable.

(24) Ms. Burt is a former Director of Aristotle and Strouse.

(25) Includes 1,437 shares issuable upon exercise of stock options, which are exerciseable.

(26) Mr. Fiscus has been a Director of Aristotle since 1991 and a Director of Strouse since 1994.

(27) Includes 3,937 shares issuable upon exercise of stock options, which are exerciseable.

(28) Ms. Henly-Cohn has been a Director of Aristotle since 1993 and has been a Director of Strouse since 1994.

(29) Includes 6,886 shares held by Ms. Henley-Cohn directly; 14,340 shares held in trusts in which Ms. Henley-Cohn has the power to vote the shares; 2,000 shares held equally by Ms. Henley-Cohn's son and daughter; and 3,458 shares issuable upon exercise of stock options, which are exerciseable.

(30) Mr. McCraven is a former Director of Aristotle and Strouse.

(31) Includes 5,786 shares held by Mr. McCraven directly and 11 shares held in his wife's name.

(32) Mr. Miglio has been a Director of Aristotle since 1990 and a Director of Strouse since 1990.

(33) Includes 3,937 shares issuable upon exercise of stock options, which are exerciseable.

(34) Ms. Oster has been a Director of Aristotle since 1993 and has been a Director of Strouse since 1994.

(35) Includes 3,937 shares issuable upon exercise of stock options, which are exerciseable. Excludes 25,900 shares held by Ms. Oster's husband in his own name, as to which Ms. Oster disclaims beneficial ownership.

(36) Mr. Warfel has been a Director of Aristotle since 1994 and has been a Director of Strouse since 1994.

(37) Includes 2,979 shares issuable upon exercise of stock options, which are exerciseable.

                                 PLAN OF DISTRIBUTION

  The 777,812 shares of Common Stock of Aristotle offered hereby may be offered and sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. Such offers and sales may be made from time to time on one or more exchanges or in the over-the-counter market, or otherwise, at prices and on terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (e) privately negotiated transactions; and (f) a combination of any such methods of sale. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from Selling Stockholders or from the purchasers in amounts to be negotiated immediately prior to the sale. The Selling Stockholders may also sell such shares in accordance with Rule 144 under the 1933 Act.

  Aristotle has agreed to use its best efforts to maintain the effectiveness of the registration of the shares being offered hereunder by the Former Strouse Stockholders until the earlier of the date upon which all of the shares of Common Stock offered hereby have been sold or April 11, 2001. Aristotle has agreed to use its best efforts to maintain the effectiveness of the registration of the shares being offered hereunder by Geneve until the earlier of the date upon which all shares of Common Stock offered hereby have been sold on October 22, 2004. Aristotle does not have an agreement with the Director Selling Stockholders to maintain the effectiveness of the registration of the shares being offered hereby by the Director Selling Stockholders for any particular period of time.

  The Selling Stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the 1933 Act. There can be no assurance that the Selling Stockholders will sell any or all of the shares of Common Stock offered hereunder.

  All proceeds from any such sales will be the property of the Selling Stockholders who will bear the expense of underwriting discounts, fees and commissions, if any, and their own legal fees and expenses.

                            LEGALITY OF COMMON STOCK

  The validity of the issuance of the shares of Common Stock offered hereby is being passed upon for Aristotle by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts.

                                    EXPERTS

  The audited financial statements and schedule incorporated by reference in the prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by Aristotle with the Commission are incorporated herein by reference:

(a) Aristotle's Annual Report on Form 10-K for the fiscal year ended June 30, 1998, filed pursuant to Section 13 or 15(d) of the 1934 Act (File Number 0-14689).

(b) Aristotle's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998, filed pursuant to Section 13 or 15(d) of the 1934 Act (File Number 0-14669).

(c) The description of the Aristotle's capital stock contained in Aristotle's registration statement on Form 8-A under the 1934 Act (File No. 0-14669), including amendments or reports filed for the purpose of updating such description.

  All reports and other documents subsequently filed by the Aristotle with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities covered by this Prospectus have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

                PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS
                          --------------------------------------

Item 14.  Other Expenses of Issuance and Distribution
-----------------------------------------------------

  The following expenses incurred in connection with the sale of the securities being registered will be borne by the Registrant. Other than the registration fee, the amounts stated are estimates.


          Registration Fee                       $   848.59
                                                  ---------
          Legal Fees and Expenses                 15,000.00
          Accounting Fees and Expenses            10,000.00
          Miscellaneous                            5,000.00
          TOTAL                                  $30,848.59
                                                  =========


The Selling Stockholders will bear the expense of their own legal counsel and miscellaneous fees and expenses, if any.

Item 15.  Indemnification of Officers and Directors
---------------------------------------------------

  The General Corporation Law of the State of Delaware and the Registrant's Amended and Restated Bylaws provide for indemnification of the Registrant's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to Article IX of the Registrant's Amended and Restated Bylaws incorporated herein by reference to
Exhibit 3.2 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 (File Number 0-14669).


  The Registration Rights Agreement dated as of April 11, 1994, filed as Exhibit
4.5 hereto provides for indemnification by the Registrant of certain of the Selling Stockholders against certain liabilities under the 1933 Act, the 1934 Act, state securities laws or otherwise, and provides for indemnification by certain of the Selling Stockholders of the Registrant and its directors, its officers and certain control persons against certain liabilities under the 1933 Act, the 1934 Act, state securities laws, or otherwise.


  The Registration Rights Agreement dated as of October 22, 1997, filed as
Exhibit 10.6 to the Form 10-Q for the quarter ended September 30, 1997, provides for indemnification by the Registrant of certain of the Selling Stockholders against certain liabilities under the 1933 Act, the 1934 Act, state securities laws or otherwise, and provides for indemnification by certain of the Selling Stockholders of the Registrant and its directors, its officers and certain control persons against liabilities under the 1933 Act, the 1934 Act, state securities laws, or otherwise.

Item 16.  Exhibits
------------------

Exhibit
Number         Description
-------        -----------

4.1 Restated Certificate of Incorporation of The Aristotle Corporation, incorporated herein by reference to Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 (File Number 0-14669)


4.2 Amended and Restated Bylaws of the Registrant, incorporated herein by reference to Exhibit 3.2 to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997 (File Number 0-14669)


4.3 Certificate of Powers, Designations, Preferences and Relative, Participating, Optional and other Special Rights of the Series E Convertible Preferred Stock of the Registrant, incorporated herein by reference to Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 (File Number 0-14669)


4.4 Certificate of Powers, Designation, Preferences and Relative, Participating, Optional and other Special Rights of Series F,
               G, and H Preferred Stock of the Registrant, incorporated herein by reference to Exhibit 4.2 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 (File Number 0-14669)

4.5+ Registration Rights Agreement dated as of April 11, 1994 between the Registrant and the shareholders listed on Exhibit A thereto

4.6 Registration Rights Agreement dated as of October 22, 1997 between The Aristotle Corporation and Geneve Corporation, incorporated herein by reference to Exhibit 10.6 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 (File Number 0-14669)

4.7 Letter Agreement dated as of September 15, 1997 among The Artistotle Corporation, Aristotle Sub, Inc. and certain stockholders, incorporated herein by reference to Exhibit 10.7 Registrant's Quarterly Report on to the Form 10-Q for the quarter ended September 30, 1997 (File Number 0-14669)

5* Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., with respect to the legality of the securities being registered

23.1*          Consent of Arthur Andersen LLP

23.2           Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
               (see Exhibit 5)

24             Power of Attorney (filed in Part II of this Registration
               Statement)

___________

 +  Previously filed herewith.

 *  Filed herewith.

Item 17.  Undertakings
----------------------

     A.   Rule 415 Offering
          -----------------

  The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (i) To include any prospectus required by Section 10(a)(3) of the 1933
       Act;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

  (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B.   Filings Incorporating Subsequent Exchange Act Documents by Reference
          --------------------------------------------------------------------

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C.   Request for Acceleration of Effective Date or Filing of Registration
          --------------------------------------------------------------------
          Statement on Form S-8
          ---------------------

  Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES
                                 ----------

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New Haven, Connecticut on October 27, 1998.

                                     THE ARISTOTLE CORPORATION



                                     By:  /s/ John J. Crawford
                                        -----------------------------
                                        John J. Crawford
                                        President, Chief Executive Officer and
                                        Chairman of the Board


                               POWER OF ATTORNEY
                               -----------------

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John J. Crawford and Paul McDonald or any of them, his attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitutes may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


  Signatures                             Title                        Date
  ----------                             -----                        ----


   /s/ John J. Crawford               President, Chief          December 8, 1997
  -----------------------------       Executive Officer,
  John J. Crawford                    Chairman of the Board
                                      and Director (principal
                                      executive officer)


   /s/ Paul McDonald                  Chief Financial Officer   December 8, 1997
  -----------------------------       and Secretary
  Paul McDonald                       (principal financial and
                                      accounting officer)

   /s/ Barry R. Banducci              Director                  December 8, 1997
  -----------------------------
  Barry R. Banducci


   /s/ Robert L. Fiscus               Director                  December 8, 1997
  -----------------------------
  Robert L. Fiscus


   /s/ Betsy Henley-Cohn              Director                  December 8, 1997
  -----------------------------
  Betsy Henley-Cohn


   /s/ Alfred A. Kniberg              Director                  December 8, 1997
  -----------------------------
  Alfred A. Kniberg

   /s/ Daniel J. Miglio                Director                 December 8, 1997
  -----------------------------
  Daniel J. Miglio


  /s/ Sharon M. Oster                 Director                  December 8, 1997
  -----------------------------
  Sharon M. Oster


   /s/ John C. Warfel                 Director                  December 8, 1997
  -----------------------------
  John C. Warfel

                           THE ARISTOTLE CORPORATION
                           -------------------------


                         INDEX TO EXHIBITS FILED WITH
                        FORM S-3 REGISTRATION STATEMENT

Exhibit
Number              Description
-------             -----------

4.1 Restated Certificate of Incorporation of The Aristotle Corporation, incorporated herein by reference to Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 (File Number 0-14669)


4.2 Amended and Restated Bylaws of the Registrant, incorporated herein by reference to Exhibit 3.2 to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997 (File Number 0-14669)


4.3 Certificate of Powers, Designations, Preferences and Relative, Participating, Optional and other Special Rights of the Series E Convertible Preferred Stock of the Registrant, incorporated herein by reference to Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 (File Number 0-14669)


4.4 Certificate of Powers, Designation, Preferences and Relative, Participating, Optional and other Special Rights of Series F,
               G, and H Preferred Stock of the Registrant, incorporated herein by reference to Exhibit 4.2 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 (File Number 0-14669)











4.5+ Registration Rights Agreement dated as of April 11, 1994 between the Registrant and the shareholders listed on Exhibit A thereto


4.6 Registration Rights Agreement dated as of October 22, 1997 between The Aristotle Corporation and Geneve Corporation, incorporated herein by reference to Exhibit 10.6 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 (File Number 0-14669)

4.7            Letter Agreement dated as of  September 15, 1997 among
               The Artistotle Corporation, Aristotle Sub, Inc. and certain stockholders, incorporated herein by reference to Exhibit 10.7 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended Septermber 30, 1997 (File Number 0-14669)


5* Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., with respect to the legality of the securities being registered


23.1*          Consent of Arthur Andersen LLP

23.2           Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
               (see Exhibit 5)

24             Power of Attorney (filed in Part II of this Registration
               Statement)


_____________________
+ Previously filed herewith.
* Filed herewith.